EXHIBIT 23

CONSENT OF INDENPENDENT ACCOUNTANTS

We consent to the inclusion in this Annual Report on Form 11-K of our report dated June 15, 2001 on our audit of the financial statements and supplemental schedule of the Fahnestock & Co., Inc. 401(k) Plan for the year ended December 31, 2000.

Signed "PricewaterhouseCoopers LLP"

PricewaterhouseCoopers LLP

New York New York

June 28, 2001